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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                       Millennium India Acquisition Company Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    60039Q101
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                                 (CUSIP Number)


                                  October 6, 2006
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 2 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           501,312
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      501,312
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  501,312
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.5%
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 3 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS CAPITAL, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           189,488
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      189,488
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  189,488
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.1%
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 4 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           690,800
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      690,800
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  690,800
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.6%
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12.               TYPE OF REPORTING PERSON*

                  IN
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CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 5 OF 8 PAGES
         ------------                                              ---  ---


ITEM 1.

      (a) Name of Issuer:   Millennium India Acquisition Company Inc.
                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

	  	330 East 38th Street, Suite 46C
	  	New York, New York 10016
-------------------------------------------------------


ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

      (i) Weiss Asset Management, LLC, a Delaware limited liability company ("Weiss Asset Management").
      (ii) Weiss Capital, LLC, a Delaware limited liability company
          ("Weiss Capital").
      (iii) Andrew M. Weiss, Ph.D., a United States citizen.


      (b):  Address of Principal Business Office:

      Weiss Asset Management, Weiss Capital, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock
                                       -----------------

      (e) CUSIP Number:     60039Q101
                       ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 6 OF 8 PAGES
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ITEM 4.   OWNERSHIP


      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      WEISS ASSET MANAGEMENT, LLC*
      (a) Amount Beneficially Owned:    501,312
                                     -------------------------------------------
      (b) Percent of Class:     5.5%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  501,312
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 501,312
                  ---------


      WEISS CAPITAL, LLC**
      (a) Amount Beneficially Owned:    189,488
                                     -------------------------------------------
      (b) Percent of Class:     2.1%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  189,488
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 189,488
                  ---------

      ANDREW M. WEISS, PH.D.***
      (a) Amount Beneficially Owned:    690,800
                                     -------------------------------------------
      (b) Percent of Class:     7.6%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  690,800
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 690,800
                  ---------
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* Shares reported for Weiss Asset Management include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner. In addition to the shares of Common Stock reported herein, the above mentioned private investment partnership owns Warrants exercisable into 45,720 shares of Common Stock. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $6.00. Each Warrant will become exercisable on the later of the Company's completion of a business combination and July 19, 2007, and will expire on July 19, 2010, or earlier upon redemption. As of the date of this filing, the Company has not announced the completion of a business combination.
** Shares reported for Weiss Capital include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager. In addition to the shares of Common Stock reported herein, the above mentioned private investment corporation owns Warrants exercisable into 17,780 shares of Common Stock. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $6.00. Each Warrant will become exercisable on the later of the Company's completion of a business combination and July 19, 2007, and will expire on July 19, 2010, or earlier upon redemption. As of the date of this filing, the Company has not announced the completion of a business combination.
*** Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. In addition to the shares of Common Stock reported herein, the above mentioned private investment partnership and private investment corporation own Warrants exercisable into 63,500 shares of Common Stock. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $6.00. Each Warrant will become exercisable on the later of the Company's completion of a business combination and July 19, 2007, and will expire on July 19, 2010, or earlier upon redemption. As of the date of this filing, the Company has not announced the completion of a business combination. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.
The percent of class computations are based on an aggregate amount of 9,062,500 shares of Common Stock outstanding as of August 29, 2006, as reported in the Company's Quarterly Report on Form 10-Q, dated as of August 31, 2006.

CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 7 OF 8 PAGES
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  60039Q101               SCHEDULE 13G                PAGE 8 OF 8 PAGES
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                                    SIGNATURE





After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.




Dated:  November 06, 2006



                                          WEISS ASSET MANAGEMENT, LLC


                                          By:  /s/ Andrew M. Weiss
                                             -----------------------------------
                                             Andrew M. Weiss, Managing Member



                                          WEISS CAPITAL, LLC


                                          By:  /s/ Andrew M. Weiss
                                             -----------------------------------
                                             Andrew M. Weiss, Managing Member



                                          By:  /s/ Andrew M. Weiss
                                             -----------------------------------
                                             Andrew M. Weiss